UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017

Aquinox Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36327	98-0542593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 - 887 Great Northern Way,

Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (604) 629-9223

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2017, Aquinox Pharmaceuticals, Inc. (the “Company”) and David Mitchell, the Company’s Vice President, Global Regulatory Affairs & Quality Assurance, entered into a Separation Agreement (the “Agreement”) for the termination of Mr. Mitchell’s employment on March 15, 2017 (the “Termination Date”). The Agreement will become effective on the eighth day after the date of the Agreement, provided that Mr. Mitchell does not revoke the Agreement. If Mr. Mitchell allows the Agreement to become effective, then Mr. Mitchell will receive the equivalent of six months of his base salary, paid in equal installments over a six-month period. The Company will also pay COBRA benefits for Mr. Mitchell through the earliest of six months following the Termination Date, the date Mr. Mitchell becomes eligible for health insurance through a new employer or the date Mr. Mitchell ceases to be eligible for COBRA. The vesting of Mr. Mitchell’s equity awards to purchase shares of the Company’s common stock ceased as of the Termination Date. Mr. Mitchell’s staff and areas of responsibility will be managed by existing executives of the Company. No replacement is currently being contemplated. The above description of the terms of the Agreement is a summary and is qualified in its entirety by the terms of the Agreement, which will be filed as an exhibit to its Form 10-Q for the quarter ended

March 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Aquinox Pharmaceuticals, Inc.

By:	/s/ David Main
Name:	David Main
Title:	Chief Executive Officer

Date: March 16, 2017